                                                                     EXHIBIT 7.2

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The unaudited pro forma combined balance sheet and statement of operations data as of and for the year ended December 31, 1999 combines the historical balance sheets and statement of operations of SciQuest.com and EMAX Solution Partners, Inc. as if the acquisition of EMAX had been completed on December 31, 1999 and January 1, 1999, respectively. We issued 1,999,833 shares of common stock in the acquisition, which will be accounted for using the purchase method of accounting. The unaudited pro forma balance sheet and statement of operations and the accompanying notes should be read in conjunction with the historical financial statements (including the related notes) of SciQuest.com and EMAX appearing elsewhere in this prospectus, and Management's Discussion and Analysis of Financial Condition and Results of Operations.

   The pro forma adjustments reflecting the consummation of the acquisition are based on the purchase method of accounting, available financial information and certain estimates and assumptions set forth in the notes to the unaudited pro forma balance sheet and statement of operations data. The unaudited pro forma balance sheet and statement of operations data reflects our management's best estimates; however, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses of SciQuest.com and EMAX. The pro forma net loss per common share reflects the conversion of our preferred stock into common stock, which occurred upon the closing of our initial public offering on November 19, 1999, as if such conversion occurred on January 1, 1999, or the date of issuance of the preferred stock, if later, and the acquisition of EMAX.

   The unaudited pro forma statement of operations data for the year ended December 31, 1999 do not purport to represent what the actual results of the combined businesses would have been if the acquisition of EMAX had occurred on January 1, 1999, nor does this information purport to project our results for any future period.

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          UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA

                                         Year Ended December 31, 1999
                          -------------------------------------------------------------
                                                  (in 000's)
                                                              Pro Forma      Pro Forma
                          SciQuest.com   EMAX     Combined   Adjustment      Combined
                           (audited)   (audited) (unaudited) (unaudited)    (unaudited)

Product and advertising
 revenue................   $    3,882   $   --    $  3,882    $    --        $  3,882
Software license,
 consulting and
 maintenance revenue....          --      6,994      6,994         --           6,994
                           ----------   -------   --------    --------       --------
 Total revenues.........        3,882     6,994     10,876         --          10,876
Cost of product and
 advertising revenues...        3,427       --       3,427         --           3,427
                           ----------   -------   --------    --------       --------
 Gross profit...........          455     6,994      7,449         --           7,449
                           ----------   -------   --------    --------       --------
Operating expenses:
 Development............        9,008       --       9,008       5,482 (b)     14,490
 Sales and marketing....       10,206       --      10,206       1,827 (b)     12,033
 General and
  administrative........        7,076       --       7,076       2,347 (b)      9,423
 Operating costs and
  expenses..............          --      5,244      5,244      (5,244)(b)        --
 Selling, general and
  administrative........          --      4,412      4,412      (4,412)(b)        --
 Stock based non-cash
  employee compensation.          323       --         323         --             323
 Stock based non-cash
  customer acquisition
  costs.................        9,108       --       9,108         --           9,108
 Amortization of
  goodwill .............          --        --         --       40,139 (a)     40,139
                           ----------   -------   --------    --------       --------
 Total operating
  expenses..............       35,721     9,656     45,377      40,139         85,516
                           ----------   -------   --------    --------       --------
Operating loss..........      (35,266)   (2,662)   (37,928)    (40,139)       (78,067)
Other income (expense),
 net....................        1,869       212      2,081         --           2,081
                           ----------   -------   --------    --------       --------
Loss before income
 taxes..................      (33,397)   (2,450)   (35,847)    (40,139)       (75,986)
Income tax benefit......          219       --         219         --             219
                           ----------   -------   --------    --------       --------
Net loss................   $  (33,178)  $(2,450)  $(35,628)   $(40,139)      $(75,767)
                           ==========   =======   ========    ========       ========
Pro forma net loss per
 common share--basic and
 diluted................   $    (2.09)                                       $  (4.25)
Pro forma weighted
 average common shares
 outstanding............       15,846                                          17,846

----------------
(a) Reflects the amortization of the goodwill and intangible assets recorded in the acquisition of EMAX using a three year life assuming that the acquisition occurred on January 1, 1999.
(b) Reflects the reclassification of the operating expenses of EMAX to conform to our method of presentation.

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
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                              December 31, 1999
                          -------------------------------------------------------------
                                                  (in 000's)
                                                              Pro Forma      Pro Forma
                          SciQuest.com   EMAX     Combined   Adjustment      Combined
                           (audited)   (audited) (unaudited) (unaudited)    (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents...........   $  98,127    $ 2,066   $ 100,193   $     --       $ 100,193
 Short-term investments.      24,285         --      24,285         --          24,285
 Accounts receivable....       1,772      1,767       3,539         --           3,539
 Prepaid expenses and
  other assets..........       1,625        121       1,746         --           1,746
                           ---------    -------   ---------   --------       ---------
 Total current assets...     125,809      3,954     129,763         --         129,763
                           ---------    -------   ---------   --------       ---------
Long-term investments...      23,592         --      23,592         --          23,592
Property and equipment,
 net....................       2,869        697       3,566         --           3,566
Capitalized development
 costs, net.............       1,392         --       1,392         --           1,392
Goodwill and other
 intangibles............          --         --          --    120,417 (b)     120,417
Other assets............       3,239        116       3,355         --           3,355
                           ---------    -------   ---------   --------       ---------
 Total assets...........   $ 156,901    $ 4,767   $ 161,668   $120,417       $ 282,085
                           =========    =======   =========   ========       =========
Liabilities and
 Stockholders' Equity
 (Deficit)
Current Liabilities:
 Accounts payable.......   $   4,251    $     7   $   4,258   $     --       $   4,258
 Accrued liabilities....       1,111        811       1,922         --           1,922
 Deferred revenue.......          --      1,569       1,569         --           1,569
 Current maturities of
  capital lease
  obligations...........         463        176         639         --             639
 Current maturities of
  notes payable.........          --         --          --         --              --
                           ---------    -------   ---------   --------       ---------
 Total current
  liabilities...........       5,825      2,563       8,388         --           8,388
                           ---------    -------   ---------   --------       ---------
Deferred stock issuance.          --      1,000       1,000     (1,000)(c)          --
Deferred income taxes...          66         --          66         --              66
Capital lease
 obligations, less
 current maturities.....       1,191        283       1,474         --           1,474
Stockholders' equity
 (deficit):                                                         --
 Preferred stock........          --        161         161       (161)(c)          --
 Common stock...........          26          2          28          2 (b)          28
                                                                    (2)(c)
 Additional paid-in
  capital...............     591,842     10,240     602,082    122,338 (b)     714,180
                                                               (10,240)(c)
 Treasury stock.........          --         (5)         (5)         5 (c)          --
 Notes receivable from
  officers..............          --        (17)        (17)        17 (c)          --
 Deferred compensation..     (12,276)        --     (12,276)        --         (12,276)
 Deferred customer
  acquisition costs.....    (391,139)        --    (391,139)        --        (391,139)
 Accumulated other
  comprehensive loss....          --         (2)         (2)        --              (2)
 Accumulated deficit....     (38,634)    (9,458)    (48,092)     9,458 (c)     (38,634)
                           ---------    -------   ---------   --------       ---------
 Total stockholders'
  equity................     149,819        921     150,740    121,417         272,157
                           ---------    -------   ---------   --------       ---------
 Total liabilities and
  stockholders' deficit.   $ 156,901    $ 4,767   $ 161,668   $120,417       $ 282,085
                           =========    =======   =========   ========       =========

----------------
(b) Reflects the value of the 1,999,833 shares of our common stock issued to acquire EMAX, based on the average closing price of our common stock of $61.175 for the two day period immediately preceding and following the date of the announcement of the acquisition, March 14, 2000. This purchase price allocation is based on our best estimates, however, we intend to have an independent valuation performed to determine the actual allocation of the purchase price of EMAX. This allocation may result in a portion of the purchase price being expensed as acquired in-process research and development expense.
(c) Reflects the elimination of the stockholders' equity balances of EMAX as this acquisition will be accounted for using the purchase method of accounting and the repurchase of the intellectual property rights to the OPTIMA technology by EMAX in accordance with the terms of the agreement with Polar Investment Partners.

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